EXECUTION FINAL

                ELEVENTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER

      ELEVENTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER, dated as of March 26, 2004 (this "Amendment"), to the Credit Agreement dated as of June 29, 1999 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among DONNKENNY APPAREL, INC. a Delaware corporation ("DKA "), BELDOCH INDUSTRIES CORPORATION, a Delaware corporation ("BIC"; together with DKA, and severally, the "Borrowers"), the Guarantors party thereto, the Lenders party thereto and THE CIT GROUP/COMMERCIAL SERVICES, INC. as agent for the Lenders (in such capacity, the "Agent").

      The Borrowers, the Guarantors, the Lenders and the Agent are parties to the Credit Agreement.

      The Borrowers have requested that the Lenders (a) waive existing Events of Default under the Credit Agreement, (b) amend certain financial covenants and
(c) agree to continue providing Overadvances to Borrowers during Borrowers' 2004 Fiscal Year.

      The Lenders are willing to waive such existing Events of Default, make such amendments to the Credit Agreement and continue providing Overadvances during Borrowers' 2004 Fiscal Year, upon the terms and subject to the conditions set forth in this Amendment.

      Accordingly, in consideration of the mutual agreements set forth herein, and for good and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

      1. Defined Terms. Initially capitalized terms used and not otherwise defined herein shall have their respective meanings as defined in the Credit Agreement.

      2. Waiver of Events of Default. The Borrowers have failed to perform the covenants set forth in Sections 7.10 (Minimum Interest Coverage Ratio), 7.11 (EBITDA) and 7.12A (Tangible Net Worth) of the Credit Agreement for the quarterly period ending December 31, 2003; as a result of which Events of Default (collectively, the "Subject Defaults") have occurred and are continuing under Article VIII(d)of the Credit Agreement. In response to the Borrowers' request for a waiver of the Subject Defaults, Required Lenders hereby waive the Subject Defaults, provided, however, that nothing contained in this Amendment shall be construed to limit, impair or otherwise affect any rights of Lenders in respect of future noncompliance with any covenant, term or provision of the Credit Agreement or of any of the other Loan Documents, including, without limitation, any such non-compliance with the financial covenants set forth in Sections 7.10, 7.11 and 7.12A of the Credit Agreement.

      3. Overadvances During 2004 Fiscal Year. Borrowers have previously delivered to Agent Borrowers' budget for their 2004 Fiscal Year, dated March 9, 2004 (the "2004 Budget"), in contemplation of the making of this Amendment. Borrowers have advised Agent that, in order to achieve the results of operations projected by the 2004 Budget, Borrowers contemplate requesting Agent to make Overadvances from time to time, as detailed in the 2004 Budget. Borrowers have therefore requested that Agent and Lenders amend Section 2.01(c) to continue providing Overadvances during Borrowers' 2004 Fiscal Year, based on the Overadvance amounts set forth in the 2004 Budget, and Agent and Lenders have agreed to amend Section 2.01(c) as set forth hereinbelow; provided, however, that Borrowers understand and expressly acknowledge and agree that, notwithstanding that the amendment and restatement of Section 2.01(c) set forth hereinbelow is based on the Overadvance amounts contained in the 2004 Budget, such amendment and restatement of Section 2.01(c) shall not be deemed and does not in any manner constitute a commitment by Agent and/or Lenders to make any Overadvances whatsoever. Subject to the foregoing, Section 2.01(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

            "(c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, at the request of the Borrowers at any time during Borrowers' 2004 Fiscal Year, the Agent may, in its sole and absolute discretion, subject to the Total Revolving Credit Commitment, make Revolving Credit Loans and issue Letter of Credit Guarantees to the Borrowers on behalf of the Lenders in excess of the Availability ("Overadvance"), which Overadvance shall be repayable on demand; provided, however, if the Overadvance is not sooner demanded and if Borrowers shall have failed to deliver to Agent on or before January 3, 2005 the summary of business plans and financial operations projections that Borrowers are obligated to deliver to Agent for Borrowers' 2005 fiscal year pursuant to Section 6.05 of the Credit Agreement, then the Overadvance shall be repayable without notice or demand no later than January 3, 2005. Each Lender shall be obligated to pay the Agent the amount of its ratable share of any such additional Revolving Credit Loans or Letter of Credit Guaranties. Provided no Event of Default shall have occurred and be continuing, notwithstanding anything to the contrary contained in the Credit Agreement, Overadvances shall not bear interest at the applicable Interest Rate set forth in clause (i) of the proviso in the definition of Interest Rate (the "Default Rate"). Any Overadvance not repaid on demand or when otherwise due and payable shall, however, without waiving any Event of Default which has occurred thereby, bear interest at the Default Rate. The making of an Overadvance by the Agent shall in no way limit, waive or otherwise affect the Agent's and Lenders' rights with respect to the making of any additional Overadvance."

      4. Amendment of Section 7.10. Section 7.10 of the Credit Agreement is amended and restated in its entirety to read as follows:

            "Section 7.10 Minimum Interest Coverage Ratio. Permit the Interest Coverage Ratio of the Parent and its Subsidiaries on a Consolidated basis for the trailing four (4) fiscal quarters ending on the last day of each of the fiscal quarters set forth below to be less than the ratio set forth below opposite such fiscal quarter:


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

                                                                Minimum Interest
                          Quarterly Period Ending                Coverage Ratio
                          -----------------------                --------------
                          March 31, 2004                          0.12 to 1:00
                          June 30, 2004                           0.10 to 1:00
                          September 30, 2004                      0.70 to 1:00
                          December 31, 2004                       1.45 to 1.00"

      5. Amendment of Section 7.11. Section 7.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

            "Section 7.11 EBITDA. Permit EBITDA of the Parent and its Subsidiaries (in each case computed and calculated in accordance with GAAP) on a Consolidated basis for the trailing four (4) fiscal quarters ending on the last day of each of the fiscal quarters set forth below to be less than the amount set forth below opposite each such fiscal quarter:

                           Quarterly Period Ending                    EBITDA
                           -----------------------                    ------
                           March 31, 2004                             $225,000
                           June 30, 2004                              $200,000
                           September 30, 2004                       $1,400,000
                           December 31, 2004                        $3,000,000"

      6. Amendment of Section 7.12A. Section 7.12A of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

            "Section 7.12A Tangible Net Worth. Permit the Tangible Net Worth of the Parent and its Subsidiaries (in each case computed and calculated in accordance with GAAP) on a Consolidated basis as of the end of each of the fiscal quarters set forth below to be less than the amount set forth below opposite each such fiscal quarter:

                           Quarterly Period Ending            Tangible Net Worth
                           -----------------------            ------------------
                           March 31, 2004                        $1,200,000
                           June 30, 2004                         -($120,000)
                           September 30, 2004                      $800,000
                           December 31, 2004                     $2,100,000"


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

      7. Future Amendment of Financial Covenants. Agent, Lenders and Borrowers agree that, for each year for which financial covenants have been provided for under the Credit Agreement, on or before March 15 of the year immediately following such year, the parties will agree upon further amendment of Sections
7.10 (Minimum Interest Coverage Ratio), 7.11 (EBITDA) and 7.12A ( Tangible Net Worth) of the Credit Agreement for Borrowers' next fiscal year, based upon the summary of business plans and financial operations projections that Borrowers are obligated to deliver to Agent for each such subsequent fiscal year pursuant to Section 6.05 of the Credit Agreement. Such further amendments will be calculated by Agent in a manner consistent with the calculation of the revisions to such financial covenants provided for in this Amendment.

      8. Waiver and Amendment Fee. In consideration of the waiver of the Subject Defaults and the amendments to the Credit Agreement as set forth herein, Borrowers shall pay to Agent, for the benefit of Lenders, or Agent, at its option, may charge the account(s) of Borrowers maintained by Agent a waiver and amendment fee in the amount of $100,000, which fee is fully earned and payable as of the date hereof and shall constitute part of the Obligations.

      9. Representations and Warranties. Borrowers hereby represent and warrant to Lenders that the representations and warranties set forth in Article IV of the Credit Agreement are true on and as of the date hereof, as if made on and as of the date hereof, after giving effect to this Amendment, except to the extent that any such representation or warranty expressly relates to a prior date, and breach of any of the representations and warranties made in this paragraph 9 shall constitute and Event of Default under Article VIII(a) of the Credit Agreement. Borrowers further represent and warrant that, after giving effect to this Amendment, no Event of Default or event which, with the lapse of time or the giving of notice or both, would become an Event of Default has occurred and is continuing.

      10. Effectiveness. This Amendment shall become effective on the date Agent shall have received counterparts of this Amendment duly executed and delivered by each of the parties hereto.

      11. Continuing Effect of Credit Agreement. This Amendment shall not constitute a waiver or amendment of any provision of the Credit Agreement not expressly referred to herein and shall not be construed as a consent to any further or future action on the part of either of the Borrowers that would require consent of Lenders. Except as expressly amended by this Amendment, the provisions of the Credit Agreement are and shall remain in full force and effect.

      12. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York (other than the conflicts of law principles thereof).


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

      13. Counterparts; Facsimile Signature. This Amendment may be executed in counterparts, each of which shall constitute and original and all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of the signature page of this Amendment by facsimile shall be effective as delivery of a manually executed signature page hereto.

                            [Signature pages follow.]


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

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.


DONNKENNY APPAREL, INC., as a              BELDOCH INDUSTRIES CORPORATION,
Borrower and a Guarantor                   as a Borrower and a Guarantor

By: /s/ Maureen d. Schimmenti              By: /s/ Maureen d. Schimmenti
    ---------------------------------          ---------------------------------

Name: Maureen d. Schimmenti                Name: Maureen d. Schimmenti
      -------------------------------            -------------------------------

Title: Vice President/Chief Financial      Title: Vice President/Chief Financial
       Officer                                    Officer
       ------------------------------             ------------------------------


CHRISTIANSBURG GARMENT COMPANY,            H SQUARED DISPOSITIONS, INC., as a
INCORPORATED, as a Guarantor               Guarantor

By: /s/ Maureen d. Schimmenti              By: /s/ Maureen d. Schimmenti
    ---------------------------------          ---------------------------------

Name: Maureen d. Schimmenti                Name: Maureen d. Schimmenti
      -------------------------------            -------------------------------

Title: Vice President/Chief Financial      Title: Vice President/Chief Financial
       Officer                                    Officer
       ------------------------------             ------------------------------


THE CIT GROUP/COMMERCIAL                   THE CIT GROUP/COMMERCIAL
SERVICES, INC., as Agent                   SERVICES, INC., as a Lender

By: /s/ George Edwards                     By: /s/ George Edwards
    ---------------------------------          ---------------------------------

Name: George Edwards                       Name: George Edwards
      -------------------------------            -------------------------------

Title: Vice President                      Title: Vice President
       ------------------------------             ------------------------------



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